UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

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CRITICAL THERAPEUTICS, INC.
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TABLE OF CONTENTS

PROXY STATEMENT/PROSPECTUS DATED OCTOBER 3, 2008
GENERAL INFORMATION
FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008
CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CORNERSTONE BIOPHARMA HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
CORNERSTONE BIOPHARMA HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
CORNERSTONE BIOPHARMA HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
THE SPECIAL MEETING OF STOCKHOLDERS

CRITICAL THERAPEUTICS, INC.
60 Westview Street
Lexington, Massachusetts 02421

To the Stockholders of Critical Therapeutics, Inc.:

As you know, Critical Therapeutics, Inc., or Critical Therapeutics, is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the proposed business combination of Critical Therapeutics and Cornerstone BioPharma Holdings, Inc., or Cornerstone. At the special meeting, which will be held at 10:00 a.m., local time, on October 31, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, unless postponed or adjourned to a later date, Critical Therapeutics will ask its stockholders to approve the issuance of Critical Therapeutics’ common stock pursuant to the merger agreement, approve an amendment to Critical Therapeutics’ certificate of incorporation to effect a reverse stock split of Critical Therapeutics’ common stock, referred to as the reverse stock split, and approve an amendment to Critical Therapeutics’ certificate of incorporation to change the name of Critical Therapeutics to “Cornerstone Therapeutics Inc.”

On or about October 6, 2008, Critical Therapeutics mailed to you a detailed proxy statement/prospectus that contains a description of the proposed transaction. On or about October 20, 2008, Critical Therapeutics mailed to you a first supplement to the proxy statement/prospectus. The attached second supplement to the proxy statement/prospectus contains certain additional information that further supplements the proxy statement/prospectus. Critical Therapeutics urges you to read this second supplement, together with the proxy statement/prospectus and the first supplement that Critical Therapeutics previously sent to you regarding the proposed transaction, carefully and in its entirety.

The second supplement contains information relating to the financial results for Critical Therapeutics and Cornerstone for the three and nine months ended September 30, 2008.

After careful consideration, Critical Therapeutics’ board of directors has unanimously approved the merger agreement and the proposals referred to above, and has determined that they are advisable, fair to and in the best interests of Critical Therapeutics’ stockholders. Accordingly, Critical Therapeutics’ board of directors unanimously recommends that stockholders vote FOR the issuance of Critical Therapeutics’ common stock pursuant to the merger agreement, FOR the amendment to Critical Therapeutics’ certificate of incorporation to effect the reverse stock split and FOR the amendment to Critical Therapeutics’ certificate of incorporation to change the name of Critical Therapeutics to “Cornerstone Therapeutics Inc.”

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the proxy statement/prospectus or the first supplement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting.

Critical Therapeutics is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

Trevor Phillips, Ph.D.
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in the proxy statement/prospectus or the Critical Therapeutics’ common stock to be issued in connection with the merger or determined if the proxy statement/prospectus or this supplement is accurate or adequate. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus and this supplement are not offers to sell these securities and they are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

This supplement is dated October 22, 2008 and is first being mailed to stockholders of Critical Therapeutics on or about October 24, 2008.

IMPORTANT!

SUPPLEMENT NO. 2 DATED OCTOBER 22, 2008
TO
PROXY STATEMENT/PROSPECTUS DATED OCTOBER 3, 2008

CRITICAL THERAPEUTICS, INC.
60 WESTVIEW STREET
LEXINGTON, MASSACHUSETTS 02421

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 31, 2008

GENERAL INFORMATION

This supplement is being mailed to the stockholders of record of Critical Therapeutics, Inc., or Critical Therapeutics, as of the close of business on September 29, 2008. The following information supplements and should be read in conjunction with the proxy statement/prospectus dated October 3, 2008 of Critical Therapeutics relating to the proposed business combination of Critical Therapeutics and Cornerstone BioPharma Holdings, Inc., or Cornerstone, which Critical Therapeutics previously mailed to you on or about October 6, 2008, as supplemented by the first supplement thereto dated October 17, 2008, which Critical Therapeutics previously mailed to you on or about October 20, 2008.

For a discussion of significant matters that should be considered before voting at the special meeting of stockholders, see “Risk Factors” beginning on page 24 of the proxy statement/prospectus.

FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008

Critical Therapeutics

On October 20, 2008, Critical Therapeutics announced the following financial results for the three and nine months ended September 30, 2008. You should read the following information together with the sections entitled “Selected Historical Consolidated Financial Data of Critical Therapeutics” and “Critical Therapeutics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Critical Therapeutics’ financial statements and accompanying notes included in the proxy statement/prospectus beginning on pages 14, 235 and F-1, respectively. Prior results are not necessarily indicative of future performance. Critical Therapeutics’ future performance may differ materially from its previous results due to many important factors, including, but not limited to, those set forth in the section entitled “Risks Related to Critical Therapeutics” beginning on page 28 of the proxy statement/prospectus.

Financial Results for the Three Months Ended September 30, 2008 and 2007

Critical Therapeutics’ total revenue in the three months ended September 30, 2008 was $6.0 million, compared with $3.2 million in the three months ended September 30, 2007. Total revenue for the three months ended September 30, 2007 included collaboration and license revenue of $93,000, whereas no collaboration or license revenue was recorded in the three months ended September 30, 2008.

Net product sales of ZYFLO CR® (zileuton) extended-release tablets, or ZYFLO CR, and ZYFLO® (zileuton tablets), or ZYFLO, totaled approximately $6.0 million in the three months ended September 30, 2008, compared with $3.1 million of net product sales of ZYFLO and ZYFLO CR in the three months ended September 30, 2007, an increase of 92%. Twice-daily ZYFLO CR was approved by the U.S. Food and Drug Administration, or the FDA, in May 2007 and commercially launched in September 2007. Critical Therapeutics and Dey, L.P., a subsidiary of Mylan Inc., or DEY, currently market ZYFLO CR in the United States. The increase in net product sales during the three months ended September 30, 2008 is primarily attributable to a 15% increase in prescription volume and a 5% increase in the wholesale acquisition price over the same period in 2007, as well as the result of an increase in the amount of ZYFLO CR purchased by wholesalers to replenish their available supplies following the shortage of commercial product that occurred in the three months ended June 30, 2008 due to the previously disclosed supply chain issues with ZYFLO CR.

Operating expenses for the three months ended September 30, 2008 totaled $8.0 million, compared with $11.4 million in the three months ended September 30, 2007, a decrease of approximately 30%.

•	Cost of products sold in the three months ended September 30, 2008 totaled $2.3 million, compared with $1.2 million in the three months ended September 30, 2007. Gross margin from product sales was 61% in both the three months ended September 30, 2008 and 2007.

•	Research and development expenses decreased approximately 87% to $497,000 in the three months ended September 30, 2008 from $3.9 million in the three months ended September 30, 2007. This decrease was primarily due to lower expenses in the three months ended September 30, 2008 associated with Critical Therapeutics’ Phase IV clinical trial for ZYFLO CR, its Phase II zileuton injection clinical trial and its alpha-7 preclinical program.

•	Sales and marketing expenses declined approximately 51% to $1.8 million in the three months ended September 30, 2008 from $3.6 million in the three months ended September 30, 2007. This decrease was primarily due to lower expenses related to promotional materials and advertising costs and a decrease in salary and other employee related expenses following Critical Therapeutics’ personnel reductions in the first half of 2008.

•	General and administrative expenses increased approximately 28% to $3.4 million in the three months ended September 30, 2008 from $2.7 million in the three months ended September 30, 2007. This increase was primarily attributable to an increase in legal, printing and production fees related to the proposed merger with Cornerstone.

For the three months ended September 30, 2008, Critical Therapeutics posted a net loss of $2.0 million, or $0.05 per share. This compares with a net loss of $7.8 million, or $0.18 per share, for the same period in 2007. As of September 30, 2008, Critical Therapeutics had 43,062,448 common shares outstanding, excluding warrants and stock options.

Cash and investments totaled $7.3 million at September 30, 2008, compared with $11.2 million at June 30, 2008 and $34.1 million at December 31, 2007. Net cash expenditures were $3.9 million in the three months ended September 30, 2008, compared with net cash expenditures of $6.4 million in the three months ended September 30, 2007.

Financial Results for the Nine Months Ended September 30, 2008 and 2007

Critical Therapeutics’ total revenue for the nine months ended September 30, 2008 increased approximately 30% to $13.2 million from $10.1 million for the same period in 2007. Total revenue for the first nine months of 2007 included collaboration and license revenue of $1.8 million, whereas no collaboration or license revenue was recorded in 2008.

Total operating expenses for the nine months ended September 30, 2008 totaled $32.8 million, compared with $37.0 million for the same period in 2007. For the nine months ended September 30, 2008, Critical Therapeutics posted a net loss of $19.4 million, or $0.45 per share, compared with a net loss of $25.4 million, or $0.60 per share, for the same period in 2007.

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)

ASSETS:
Current assets:
Cash and cash equivalents	$7,014	$33,828
Accounts receivable, net	3,643	1,273
Inventory, net	7,064	5,599
Prepaid expenses and other	1,817	2,205

Total current assets	19,538	42,905

Fixed assets, net	305	1,151
Other assets	277	868

Total assets	$20,120	$44,924

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Current portion of long-term debt	$0	$370
Deferred co-promotion fees	9,867	11,434
Accounts payable and accrued expenses	10,431	14,275

Total current liabilities	20,298	26,079

Long-term portion of accrued license fees, less current portion	—	1,754
Stockholders’ (deficit) equity	(178)	17,091

Total liabilities and stockholders’ equity	$20,120	$44,924

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands except share and per share data)

Revenues:
Net product sales	$5,993	$3,126	$13,220	$8,311
Revenue under collaboration agreements	—	93	—	1,830

Total revenues	5,993	3,219	13,220	10,141

Costs and expenses:
Cost of products sold	2,307	1,232	6,964	2,653
Research and development	497	3,939	7,424	16,961
Sales and marketing	1,768	3,574	7,799	8,156
General and administrative	3,403	2,653	9,413	9,241
Restructuring charges	—	—	1,204	—

Total costs and expenses	7,975	11,398	32,804	37,011

Operating loss	(1,982)	(8,179)	(19,584)	(26,870)
Other income (expense):
Interest income	10	474	299	1,628
Interest expense	(22)	(81)	(107)	(150)

Total other income	(12)	393	192	1,478

Net loss	$(1,994)	$(7,786)	$(19,392)	$(25,392)

Net loss per share	$(0.05)	$(0.18)	$(0.45)	$(0.60)

Basic and diluted weighted-average common shares outstanding	43,025,652	42,615,318	42,913,928	42,548,001

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net loss	$(19,392)	$(25,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	282	483
Amortization of premiums on short-term investments and other	123	72
Other non-cash items	287	(87)
Stock-based compensation expense	2,123	2,914
Changes in assets and liabilities:
Accounts receivable	(2,370)	(1,309)
Inventory	(1,465)	(187)
Prepaid expenses and other assets	556	(52)
Accounts payable and accrued expenses	(5,698)	4,132
Deferred product and collaboration revenue	—	(1,853)
Deferred co-promotion fees	(1,567)	6,615

Net cash used in operating activities	(27,121)	(14,664)

Cash flows from investing activities:
Proceeds from sale of investment	400	—
Proceeds from sales and maturities of short-term investments	—	300
Proceeds from sale of fixed assets	278	216
Purchases of fixed assets	(1)	(7)

Net cash provided by investing activities	677	509

Cash flows from financing activities:
Proceeds from exercise of stock options and other	—	299
Repayments of long-term debt and capital lease obligations	(370)	(836)

Net cash used in financing activities	(370)	(537)

Net decrease in cash and cash equivalents	(26,814)	(14,692)
Cash and cash equivalents at beginning of period	33,828	48,388

Cash and cash equivalents at end of period	$7,014	$33,696

Cornerstone

You should read the following information related to Cornerstone’s financial results for the three and nine months ended September 30, 2008 and September 30, 2007 together with the sections entitled “Selected Historical Consolidated Financial Data of Cornerstone” and “Cornerstone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cornerstone’s financial statements and accompanying notes included in the proxy statement/prospectus beginning on pages 16, 267 and F-52, respectively. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Prior results are not necessarily indicative of future performance. Cornerstone’s future performance may differ materially from its previous results and from those anticipated in these forward-looking statements due to many important factors, including, but not limited to, those set forth in the section entitled “Risks Related to Cornerstone” beginning on page 59 of the proxy statement/prospectus.

Comparison of the Three Months Ended September 30, 2008 and 2007

Net Revenues

Net Product Sales.  Net product sales were $20.1 million in the three months ended September 30, 2008, compared to $7.4 million in the three months ended September 30, 2007, an increase of approximately $12.8 million, or 174%. The increase in net product sales was primarily due to a $2.5 million increase in net product sales of the AlleRx®, or ALLERX, Dose Pack family of products and a $12.5 million of net product sales of Cornerstone’s HyoMaxtm, or HYOMAX, line of products. Cornerstone launched its first HYOMAX product in May 2008, followed by its second and third HYOMAX products in June 2008 and its fourth HYOMAX product in July 2008. These increases were offset, in part, by a $2.1 million decrease in net product sales of Spectracef®, or SPECTRACEF, primarily due to decreased wholesaler purchasing activity in the three months ended September 30, 2008 as there was sufficient supply of product in the distribution channel. Cornerstone management believes the amount of product in the distribution channel has now been reduced such that future prescription demand will necessitate additional purchases by wholesalers.

Royalty Agreement Revenues.  Royalty agreement revenues were $457,000 in the three months ended September 30, 2008, compared to $545,000 in the three months ended September 30, 2007, a decrease of approximately $88,000, or 16%.

Costs and Expenses

Cost of Product Sales.  Cost of product sales (exclusive of amortization of product rights of $109,000 and $768,000 in the three months ended September 30, 2008 and 2007, respectively) was $1.6 million in the three months ended September 30, 2008, compared to $848,000 in the three months ended September 30, 2007. Gross margin (exclusive of amortization of product rights of $109,000 and $768,000 in the three months ended September 30, 2008 and 2007, respectively) was approximately 92% in the three months ended September 30, 2008 and 88% in the three months ended September 30, 2007. The 4% gross margin increase was primarily due to sales of Cornerstone’s HYOMAX products.

Sales and Marketing Expenses.  Sales and marketing expenses were $3.8 million in the three months ended September 30, 2008, compared to $2.7 million in the three months ended September 30, 2007, an increase of approximately $1.0 million, or 37%. This increase was primarily due to a $376,000 increase in advertising and promotion expenses, a $317,000 increase in labor, benefits and related employee expenses as a result of additional headcount and a $156,000 increase in co-promotion expenses relating to Balacet® 325, or BALACET 325.

Royalty Expenses.  Royalty expenses were $6.8 million in the three months ended September 30, 2008, compared to $1.1 million in the three months ended September 30, 2007, an increase of approximately $5.5 million, or 497%. This increase was due to $5.8 million of royalty expenses related to sales of the HYOMAX line of products in the three months ended September 30, 2008.

General and Administrative Expenses.  General and administrative expenses were $2.3 million in the three months ended September 30, 2008, compared to $1.0 million in the three months ended September 30, 2007, an increase of approximately $1.3 million, or 137%. This increase was primarily due to an $816,000 increase in legal and consulting fees related to the proposed merger with Critical Therapeutics and $284,000 in expenses related to Aristos Pharmaceuticals, Inc., or Aristos, which began operations in November 2007. Cornerstone formed Aristos to launch authorized generic versions of Cornerstone’s products that become subject to generic competition and to acquire or in-license generic versions of products with little or no generic competition, such as the HYOMAX line of products, that Cornerstone’s management believes offer attractive returns on investment, regardless of whether such products fall within the respiratory market, which is Cornerstone’s primary focus.

Research and Development Expenses.  Research and development expenses were $568,000 in the three months ended September 30, 2008, compared to $191,000 in the three months ended September 30, 2007, an increase of approximately $377,000, or 197%. This increase was primarily due to increased expenses related to the SPECTRACEF life cycle extension programs and the hydrocodone cough suppressant product candidates, CBP 067 and CBP 069.

Amortization and Depreciation Expenses.  Amortization and depreciation expenses were $128,000 in the three months ended September 30, 2008, compared to $787,000 in the three months ended September 30, 2007, a decrease of approximately $659,000, or 84%. This decrease was primarily due to a $630,000 decrease in amortization expense associated with the BALACET product rights due to these product rights being fully amortized as of March 31, 2008.

Other Expenses

Interest expense, net, was $336,000 in the three months ended September 30, 2008, compared to $368,000 in the three months ended September 30, 2007, a decrease of approximately $32,000, or 9%.

Provision for Income Taxes

The provision for income taxes from continuing operations was $2.4 million in the three months ended September 30, 2008, compared to $147,000 in the three months ended September 30, 2007. This increase in the provision for income taxes was due to the increase in income before income taxes from $764,000 in the three months ended September 30, 2007 to $5.0 million in the three months ended September 30, 2008. The effective tax rate was 46.8% in the three months ended September 30, 2008 and 19.2% in the three months ended September 30, 2007. The increase in the effective tax rate in the three months ended September 30, 2008 was primarily due to the full utilization during the year of net operating loss carryforwards.

Comparison of the Nine Months Ended September 30, 2008 and 2007

Net Revenues

Net Product Sales.  Net product sales were $42.9 million in the nine months ended September 30, 2008, compared to $20.8 million in the nine months ended September 30, 2007, an increase of approximately $22.0 million, or 100%. The increase in net product sales was primarily due to $17.0 million of net product sales of Cornerstone’s HYOMAX line of products and a $7.0 million increase in net product sales of the ALLERX Dose Pack family of products. These increases were offset, in part, by a $3.3 million decrease in net product sales of SPECTRACEF primarily due to decreased wholesaler purchasing activity in the nine months ended September 30, 2008 as there was sufficient supply of product in the distribution channel. Cornerstone management believes the amount of product in the distribution channel has now been reduced such that future prescription demand will necessitate additional purchases by wholesalers.

Royalty Agreement Revenues.  Royalty agreement revenues were $1.2 million in the nine months ended September 30, 2008, compared to $1.3 million in the nine months ended September 30, 2007, a decrease of approximately $24,000, or 2%, primarily due to reduced royalty agreement revenues from the Propoxyphene-APAP 100-500 product.

Costs and Expenses

Cost of Product Sales.  Cost of product sales (exclusive of amortization of product rights of $957,000 and $2.4 million in the nine months ended September 30, 2008 and 2007, respectively) was $3.1 million in the nine months ended September 30, 2008, compared to $2.4 million in the nine months ended September 30, 2007. Gross margin (exclusive of amortization of product rights of $957,000 and $2.4 million in the nine months ended September 30, 2008 and 2007, respectively) was approximately 93% in the nine months ended September 30, 2008 and 89% in the nine months ended September 30, 2007. The 4% gross margin increase was primarily due to sales of Cornerstone’s HYOMAX products.

Sales and Marketing Expenses.  Sales and marketing expenses were $11.3 million in the nine months ended September 30, 2008, compared to $7.6 million in the nine months ended September 30, 2007, an increase of approximately $3.7 million, or 49%. This increase was primarily due to a $1.0 million increase in advertising and promotion expenses, a $1.1 million increase in labor, benefits and related employee expenses as a result of additional headcount and a $1.3 million increase in co-promotion expenses relating to BALACET 325.

Royalty Expenses.  Royalty expenses were $11.6 million in the nine months ended September 30, 2008, compared to $2.8 million in the nine months ended September 30, 2007, an increase of approximately $8.9 million, or 319%. This increase was primarily due to $8.1 million of royalty expenses related to sales of the HYOMAX line of products in the nine months ended September 30, 2008.

General and Administrative Expenses.  General and administrative expenses were $6.0 million in the nine months ended September 30, 2008, compared to $3.0 million in the nine months ended September 30, 2007, an increase of approximately $3.0 million, or 99%. This increase was primarily due to a $1.9 million increase in legal and other professional fees related to the proposed merger with Critical Therapeutics and $767,000 in expenses related to Aristos.

Research and Development Expenses.  Research and development expenses were $1.2 million in the nine months ended September 30, 2008, compared to $304,000 in the nine months ended September 30, 2007, an increase of approximately $869,000, or 286%. This increase was primarily due to increased expenses related to the SPECTRACEF life cycle extension programs and the hydrocodone cough suppressant product candidates.

Amortization and Depreciation Expenses.  Amortization and depreciation expenses were $1.0 million in the nine months ended September 30, 2008, compared to $2.5 million in the nine months ended September 30, 2007, a decrease of approximately $1.5 million, or 59%. This decrease was primarily due to a $1.2 million decrease in amortization expense associated with the BALACET product rights due to these product rights being fully amortized as of March 31, 2008.

Other Expenses

Interest expense, net, was $1.1 million in the nine months ended September 30, 2008, compared to $1.0 million in the nine months ended September 30, 2007, an increase of approximately $33,000, or 3%.

Provision for Income Taxes

The provision for income taxes from continuing operations was $3.2 million in the nine months ended September 30, 2008, compared to $681,000 in the nine months ended September 30, 2007. This increase in the provision for income taxes was due to the increase in income before income taxes from $2.3 million in the nine months ended September 30, 2007 to $8.7 million in the nine months ended September 30, 2008. The effective tax rate was 36.8% in the nine months ended September 30, 2008 and 29.6% in the nine months ended September 30, 2007. The increase in the effective tax rate in the nine months ended September 30, 2008 was primarily due to the full utilization during the year of net operating loss carryforwards.

Liquidity

Cash and cash equivalents totaled $4.5 million at September 30, 2008, compared with $19,000 at June 30, 2008 and $241,000 at December 31, 2007. The increase in Cornerstone’s cash and cash equivalents was primarily due to Cornerstone’s net income of $5.5 million in the nine months ended September 30, 2008. As of September 30, 2008 and June 30, 2008, Cornerstone had no outstanding balance on, and $3.9 million of borrowing availability under, its line of credit with Paragon Commercial Bank, or the Paragon line of credit. As of December 31, 2007, Cornerstone had a $1.75 million outstanding balance on, and $2.25 of borrowing availability under, the Paragon line of credit.

CORNERSTONE BIOPHARMA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	(In thousands, except share and per share data)

Assets
Current assets:
Cash and cash equivalents	$4,500	$241
Marketable security	8	8
Accounts receivable, net	17,611	6,529
Amounts due from related parties	55	648
Inventories, net	3,150	2,998
Prepaid expenses	1,002	278

Total current assets	26,326	10,702

Property and equipment, net	176	209

Other assets:
Product rights, net	6,229	4,936
Amounts due from related parties	38	29
Deposits	92	33

Total other assets	6,359	4,998

Total assets	$32,861	$15,909

Liabilities
Current liabilities:
Accounts payable	$3,544	$2,214
Accrued expenses	20,250	11,163
Current portion of license agreement liability	1,000	576
Line of credit	—	1,750
Income taxes payable	2,688	130

Total current liabilities	27,482	15,833

Long-term liabilities:
License agreement liability, less current portion	2,959	2,959
Note payable, related party	8,952	9,412

Total long-term liabilities	11,911	12,371

Total liabilities	39,393	28,204

Stockholders’ deficit
Common stock — $0.0001 par value, 50,000,000 shares authorized 24,926,150 shares issued and outstanding	2	2
Additional paid-in capital	1,057	801
Accumulated deficit	(7,591)	(13,098)

Total stockholders’ deficit	(6,532)	(12,295)

Total liabilities and stockholders’ deficit	$32,861	$15,909

CORNERSTONE BIOPHARMA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except share and per share data)

Net revenues	$20,590	$7,902	$44,102	$22,105
Costs and expenses:
Cost of product sales (exclusive of amortization of product rights of $109 and $768 in the three months ended September 30, 2008 and 2007, respectively, and $957 and $2,421 in the nine months ended September 30, 2008 and 2007, respectively)	1,604	848	3,102	2,364
Sales and marketing	3,775	2,746	11,309	7,598
Royalties	6,844	1,146	11,648	2,777
General and administrative	2,254	953	6,027	3,031
Research and development	568	191	1,173	304
Amortization and depreciation	128	787	1,014	2,473
Other charges	35	99	62	230

Total costs and expenses	15,208	6,770	34,335	18,777

Income from operations	5,382	1,132	9,767	3,328

Other expenses:
Interest expense, net	(336)	(368)	(1,056)	(1,025)
Other expenses	—	—	(2)	—

Total other expenses	(336)	(368)	(1,058)	(1,025)

Income before income taxes	5,046	764	8,709	2,303
Provision for income taxes	2,363	147	3,202	681

Net income	$2,683	$617	$5,507	$1,622

Net income per share, basic	$0.11	$0.02	$0.22	$0.07

Net income per share, diluted	$0.09	$0.02	$0.19	$0.06

Weighted-average common shares, basic	24,926,150	24,926,150	24,926,150	24,926,150

Weighted-average common shares, diluted	28,981,844	27,503,556	28,906,561	27,271,698

CORNERSTONE BIOPHARMA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
	(In thousands)

Cash flows from operating activities
Net income	$5,507	$1,622
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	1,014	2,474
Stock-based compensation	256	725
Changes in operating assets and liabilities:
Accounts receivable, net	(11,082)	(5,667)
Amounts due from related parties	(55)	117
Inventories, net	(152)	(904)
Prepaid expenses	(723)	(176)
Accounts payable	1,330	278
Accrued expenses	9,511	1,648
Income taxes payable	2,558	673

Net cash provided by operating activities	8,164	790

Cash flows from investing activities
Advances to related parties	(20)	(679)
Proceeds from collection of advances to related parties	658	209
Purchase of property and equipment	(24)	(52)
Purchase of product rights	(2,250)	(75)
Collection of deposits	20	50
Payment of deposits	(79)	(5)

Net cash used in investing activities	(1,695)	(552)

Cash flows from financing activities
Proceeds from line of credit	5,500	6,500
Principal payments on line of credit	(7,250)	(6,250)
Principal payments on notes payable	(460)	—

Net cash (used in) provided by financing activities	(2,210)	250

Net increase in cash and cash equivalents	4,259	488
Cash and cash equivalents as of beginning of period	241	116

Cash and cash equivalents as of end of period	$4,500	$604

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$58	$116

Supplemental disclosure of non-cash flow investing and financing activities
Product rights acquired through issuance of a license agreement	$—	$2,565

THE SPECIAL MEETING OF STOCKHOLDERS

The date, time and place of the special meeting of stockholders of Critical Therapeutics have not changed and remain as follows:
October 31, 2008
10:00 a.m., local time
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

As set forth in the proxy statement/prospectus, at the special meeting of stockholders, Critical Therapeutics’ stockholders will be asked:

•	to approve the issuance of Critical Therapeutics’ common stock pursuant to the Agreement and Plan of Merger, dated as of May 1, 2008, by and among Critical Therapeutics, Neptune Acquisition Corp., a wholly owned subsidiary of Critical Therapeutics, and Cornerstone;

•	to approve an amendment to Critical Therapeutics’ certificate of incorporation to effect a reverse stock split of Critical Therapeutics’ common stock;

•	to approve an amendment to Critical Therapeutics’ certificate of incorporation to change the name of Critical Therapeutics to “Cornerstone Therapeutics Inc.”; and

•	to consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the first three proposals.

Critical Therapeutics’ board of directors has determined and believes that the issuance of shares of Critical Therapeutics’ common stock in the merger and the other proposals described in the proxy statement/prospectus are advisable to, and in the best interest of, Critical Therapeutics and its stockholders, and recommends that the holders of Critical Therapeutics’ common stock vote “FOR” such proposals at the special meeting of stockholders.

The board of directors of Critical Therapeutics has fixed September 29, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of stockholders, and any adjournment or postponement thereof. Stockholders of record on September 29, 2008 may vote in person at the special meeting or vote by proxy over the Internet, by telephone or by using the proxy card enclosed with the proxy statement/prospectus or the first supplement. Whether or not you plan to attend the special meeting, Critical Therapeutics urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may vote:

•	Over the Internet. Go to the web site of Critical Therapeutics’ tabulator, BNY Mellon Shareowner Services, at http://www.proxyvoting.com/crtx and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•	By Telephone. Call (866) 540-5760 toll-free from the United States or Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•	By Mail. Complete, date and sign the proxy card enclosed with the proxy statement/prospectus or the first supplement and mail it in the postage-paid envelope to BNY Mellon Shareowner Services. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by Critical Therapeutics’ board of directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank broker or other nominee, you may vote:

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with the proxy statement/prospectus or the first supplement. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. If you are a stockholder of record of Critical Therapeutics, you may still attend the special meeting and vote in person if you have already voted by proxy. Unless you have executed a voting agreement and irrevocable proxy, you may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways as described in greater detail under “The Special Meeting of Critical Therapeutics Stockholders — Voting and Revocation of Proxies” beginning on page 93 of the proxy statement/prospectus. First, you can send a written notice stating that you would like to revoke your proxy. Second, you may vote again over the Internet, by telephone or by providing a duly executed proxy card bearing a later date than the proxy being revoked. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares of Critical Therapeutics’ common stock, you must follow directions received from your broker to change those instructions. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY PROXY TO ENSURE YOUR VOTE IS COUNTED.